Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES C CONVERTIBLE PREFERRED STOCK

OF

IDEANOMICS, INC.

Pursuant to Section 78.1955 of the Private Corporations Law of the State of Nevada

IDEANOMICS, INC. (the “Corporation”), a corporation organized and existing under the Private Corporations Law of the State of Nevada, in accordance with the provisions of Section 78.1955 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority vested in the Board of Directors of the Corporation (the “Board”) in accordance with the provisions of the Articles of Incorporation of the Corporation (the “Articles of Incorporation”), the Board on January 24, 2022 adopted the following resolution creating a series of 2,000,000 shares of preferred stock designated as “Series C Convertible Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board of this Corporation in accordance with the provisions of the Articles of Incorporation of the Corporation, a series of preferred stock, par value $0.001 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such Series C Convertible Preferred Stock and the qualifications, limitations and restrictions thereof are as follows:

TERMS OF SERIES C CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one (1) or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(d).

“Articles of Incorporation” shall have the meaning set forth in the Preamble.

“Board” shall have the meaning set forth in the Preamble.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6(c)(iv).

“Change of Control” means the occurrence after the date hereof of any of (a) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of the Corporation (other than by means of conversion of Series C Preferred Stock and any Parity Securities), (b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than fifty percent (50%) of the aggregate voting power of the Corporation or the successor entity of such transaction, (c) the Corporation sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than fifty percent (50%) of the aggregate voting power of the acquiring entity immediately after the transaction, (d) other than as contemplated by the Transaction Documents, a replacement at one time or within a one (1) year period of more than one-half (1/2) of the members of the Board which is not approved by a majority of those individuals who are members of the Board on the Original Issue Date (or by those individuals who are serving as members of the Board on any date whose nomination to the Board was approved by a majority of the members of the Board who are members on the Original Issue Date), or (e) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Commission” means the United States Securities and Exchange Commission and its staff.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Proposal” means any proposal submitted to the shareholders of the Corporation to approve the issuance of the Conversion Shares to the Holders upon conversion of any and all shares of Series C Preferred Stock in accordance with the terms of this Agreement.

“Conversion Shareholder Approval” means the approval by the shareholders of the Corporation of the Conversion Proposal in accordance with the listing rules of the Nasdaq Stock Market, as set forth in the Merger Agreement.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock in accordance with the terms hereof.

“Conversion Shares Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of Conversion Shares by each Holder.

“Effective Date” means the date that the Conversion Shares Registration Statement filed by the Corporation pursuant to the registration rights provisions of the Merger Agreement is first declared effective by the Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers, directors, consultants or advisors of the Corporation pursuant to any stock or option plan or agreement duly adopted by a majority of the non-employee members of the Board of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities issuable in the future pursuant to the terms set forth in the Merger Agreement, (c) securities upon the exercise or exchange of or conversion of any securities or other right to acquire shares issued pursuant to the Merger Agreement and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the Merger Agreement; provided that such securities or rights to acquire shares have not been amended since the date of the Merger Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of any such securities, (d) securities issued upon the declaration of a dividend on any of the outstanding Series C Preferred Stock, (e) securities issued in connection with technology licenses, development, marketing or other similar agreements or strategic partnerships approved by the Board and not made for capital-raising purposes, (f) securities issued to consultants of the Corporation in the ordinary course of business, (g) securities issued in connection with a merger, consolidation or similar transaction between the Corporation and any Holder and (h) securities issued to officers of the Corporation in lieu of cash payments for salary or any other compensation; provided that, the aggregate number of shares of Series C Preferred Stock underlying shares of Common Stock and number of securities issued in connection with subsections (a), (e) and (f) shall not exceed fifteen percent (15%) of the fully diluted equity interest of the Corporation. Additionally, in no event shall an exchange of Common Stock or Common Stock Equivalents for outstanding Indebtedness (i.e., an exchange under Section 3(a)(9) or 3(a)(10) of the Securities Act) be deemed an Exempt Issuance except as set forth under (f) and (g) above.

“Fundamental Transaction” shall have the meaning set forth in Section 7(d).

“GAAP” means United States generally accepted accounting principles.

“Holder” shall have the meaning given such term in Section 2.

“Indebtedness” means (a) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Corporation’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (c) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP.

“Junior Securities” means the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock and all other Common Stock Equivalents of the Corporation other than Parity Securities and Senior Securities.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Liquidation” shall have the meaning set forth in Section 5.

“Liquidation Date” shall have the meaning set forth in Section 5.

“Liquidation Preference” means $0.1804 per share (such number being the last reported closing bid price for the Common Stock immediately prior to the Closing Date (as defined of the Merger Agreement)), subject to adjustment for stock splits, reverse stock-splits, dividends, recapitalizations or events of a similar nature.

“Merger Agreement” means the Amended and Revised Agreement and Plan of Merger, dated as of January 24, 2023, among the Corporation, Longboard Merger Corp., VIA Motors International, Inc. and Shareholder Representative Services LLC, solely in its capacity as Stockholders’ Representative hereunder, as amended, modified or supplemented from time to time in accordance with its terms.

“New York Courts” shall have the meaning set forth in Section 9(d).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Optional Redemption VWAP” shall have the meaning set forth in Section 8(b).

“Original Issue Date” means the date of the first issuance of any shares of the Series C Preferred Stock regardless of the number of transfers of any particular shares of Series C Preferred Stock and regardless of the number of certificates that may be issued to evidence such Series C Preferred Stock.

“Parity Securities” means any shares of preferred stock or other securities of the Corporation that, as to the payment of dividends, distribution of assets, redemptions, interest payments, liquidation payments and/or any other type of payment or right, including, without limitation, distributions to be made upon the Liquidation of the Corporation, or upon the merger, Change of Control, consolidation or sale of the assets thereof, is on a parity with the Series C Preferred Stock. This definition of Parity Securities shall include, without limitation, any securities exercisable or exchangeable for or convertible into any Parity Securities.

“Permitted Indebtedness” means (a) the Indebtedness existing on the Original Issue Date and (b) lease obligations and purchase money indebtedness of up to $50,000 in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Corporation) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the Corporation’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Corporation’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Corporation and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, (c) Liens incurred in connection with Permitted Indebtedness under clause (a) thereunder, and (d) Liens incurred in connection with Permitted Indebtedness under clause (b) thereunder; provided that such Liens are not secured by assets of the Corporation or its Subsidiaries other than the assets so acquired or leased.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Redemption Notice” shall have the meaning set forth in Section 8(a).

“Redemption Price” shall have the meaning set forth in Section 8(a).

“Registration Rights Agreement” means the definitions and terms governing registration rights substantially in the form attached to the Merger Agreement as Exhibit B.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule 144 may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule 144.

“Securities” means the Series C Preferred Stock to be issued and sold pursuant to the Merger Agreement and the Conversion Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Securities” means any shares of preferred stock or other securities of the Corporation that, as to the payment of dividends, distribution of assets, redemptions, interest payments, liquidation payments and/or any other type of payment or right, including, without limitation, distributions to be made upon the Liquidation of the Corporation, or upon the merger, Change of Control, consolidation or sale of the assets thereof, is senior to the Series C Preferred Stock. This definition of Senior Securities shall include, without limitation, any securities exercisable or exchangeable for or convertible into any Senior Securities.

“Series C Directors” shall have the meaning set forth in Section 4(b).

“Series C Preferred Stock” shall have the meaning set forth in Section 2.

“Share Delivery Date” shall have the meaning set forth in Section 6(c)(i).

“Subsidiary” means any subsidiary of the Corporation in existence as of the closing of the transactions contemplated by the Merger Agreement and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the effective date of the Merger Agreement.

“Successor Entity” shall have the meaning set forth in Section 7(d).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Merger Agreement, the Registration Rights Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Merger Agreement.

“VWAP” means, for any Trading Day, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

Section 2. Designation, Amount and Par Value. The series of preferred stock created hereunder shall be designated as Series C Convertible Preferred Stock (the “Series C Preferred Stock”) and the number of shares so designated shall be 2,000,000 (which shall not be subject to increase without the written consent of a majority of the holders of the Series C Preferred Stock (each, a “Holder” and collectively, the “Holders”), except that such number may be increased, without any consent required by any holders of the Series C Preferred Stock, as necessary to comply with obligations of the Corporation under Section 2.11 of the Merger Agreement). Each share of Series C Preferred Stock shall have a par value of $0.001 per share.

Section 3. Dividends.

a)            Dividends. There is no preferred dividend. Dividends will be paid when and as declared on the Common Stock, on an as-converted to Common Stock basis.

b)            Other Securities. Neither the Corporation nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities as long as any dividends declared on the Series C Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or Parity Securities.

Section 4. Voting Rights.

a)            As-Converted Voting. Except as otherwise required by law or expressly provided herein or in the Merger Agreement, each share of Series C Preferred Stock shall be entitled to vote on all matters submitted or required to be submitted to a vote of the stockholders of the Corporation and shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Series C Preferred Stock are or may be convertible (on an “as-if converted” basis) pursuant to the provisions hereof, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited; provided, however, that shares of Series C Preferred Stock are not entitled to vote on any Conversion Proposal. In each such case, except as otherwise required by law or expressly provided herein, the holders of shares of Series C Preferred Stock and Common Stock shall vote together and not as separate classes. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series C Preferred Stock held by each Holder could be converted) shall be rounded down to the nearest whole number.

b)            Election of Directors.

i)            Upon five (5) days prior written notice to the Corporation and subject to the limitations set forth in the remainder of this Section 4(b), the Holders, exclusively and as a separate class, shall be entitled to elect the number of directors of the Corporation (the “Series C Directors”) as shall be permissible under Nasdaq voting rights policy, including Nasdaq Stock Market Listing Rule 5640, up to a maximum of two (2) directors, one of whom must qualify as independent under Rule 5605(a)(2). A Series C Director may be removed without cause by, and only by, the affirmative vote of the Holders of a majority of the Series C Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders. If a Series C Director has not been elected or a Series C directorship is vacant for any reason, such directorship may not be filled by stockholders of the Corporation other than by the Holders of Series C Preferred Stock, voting exclusively and as a separate class. Subject to the specific voting rights of any other preferred stock of the Corporation, the holders of record of the shares of Common Stock and of any other class or series of voting stock, exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. Notwithstanding the foregoing, the number of directors which the Holders are entitled to appoint pursuant to this Section 4(b) shall at all times be in compliance with Nasdaq Stock Market Listing Rule 5640, including, without limitation, the requirement that at such time as the Holders of shares of Series C Preferred Stock hold less than five percent (5%) of the total voting securities of the Corporation, the Holders shall no longer have the right to elect or remove the Series C Directors pursuant to this Section 4(b).

c)            Protective Voting Rights. So long as at least twenty-five percent (25%) of the shares of Series C Preferred Stock issued by the Corporation pursuant to the Merger Agreement remains outstanding after the Original Issue Date, except as required to consummate transactions contemplated by the Merger Agreement, the Corporation will not, directly or indirectly, including, without limitation, through merger, consolidation or otherwise, without the affirmative vote or written consent of the Holders of more than fifty percent (50%) of the shares of Series C Preferred Stock then outstanding, voting as a separate class:

i)            liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any material merger acquisition or consolidation or any Change of Control, or sale of material assets, or consent to any of the foregoing, except as provided in the Merger Agreement;

ii)           amend, alter or repeal any provision of the Articles of Incorporation or bylaws of the Corporation;

iii)          alter or change the powers, preferences or rights given to the Series C Preferred Stock or alter or amend this Certificate of Designation,

iv)          directly and/or indirectly, designate, issue, authorize, create or otherwise permit to exist, any additional shares of Senior Securities or Parity Securities, except in connection with an Exempt Issuance;

v)           directly and/or indirectly increase the number of authorized shares of Series C Preferred Stock or increase the authorized number of shares of any other class or series of capital stock (other than in connection with an issuance of the securities pursuant to the proviso in Section 4(c)(iv));

vi)          purchase or redeem (or permit any subsidiary to purchase or redeem) any Junior Securities, Senior Securities or Parity Securities other than redemptions of restricted stock held by employees, directors, consultants or advisors of the Corporation as required by the Corporation’s Amended and Restated 2010 Equity Incentive Plan, August 28, 2018;

vii)         directly and/or indirectly create, incur or assume any liability or indebtedness for borrowed money that is secured other than equipment leases and Permitted Indebtedness;

viii)        directly and/or indirectly create, incur or assume any liability or indebtedness, other than Permitted Indebtedness, for borrowed money that is unsecured;

ix)           enter into any agreement, undertaking, or contract, written or otherwise, with respect to the acquisition of any material business, assets or property (real, personal or mixed, tangible or intangible, including stock or other equity interests in, or evidences of the indebtedness of, any other corporation, partnership or entity);

x)            sell, lease, license, surrender, relinquish, encumber, pledge, transfer, amend, convey or otherwise dispose of any business, property or assets (whether tangible or intangible) having a material market value, except in the ordinary course of business of the Corporation and its Subsidiaries;

xi)           enter into any transaction with any Affiliate of the Corporation which would be required to be disclosed in any public filing with the Commission, unless such transaction is expressly approved by a majority of the disinterested directors of the Corporation (even if less than a quorum otherwise required for board approval);

xii)          create or hold capital stock in any subsidiary that is not wholly owned (either directly or through one (1) or more subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

xiii)         increase or decrease the authorized number of directors constituting the Board;

xiv)        effect any material change to the Corporation’s business plan or nature of its business;

xv)          increase the number of shares of Common Stock or Common Stock Equivalents authorized under the Corporation’s stock option plan;

xvi)         alter or change the powers, preferences or rights or increase the number of outstanding shares of any series of preferred stock;

xvii)        enter into any agreement committing the Corporation to do any of the foregoing; or

xviii)       approve or finalize the annual budget of the Corporation.

d)            Unless otherwise required by law, any vote required or permitted under this Section 4 may be taken at a meeting of the Holders or through the execution of an action by written consent in lieu of such meeting, provided that the consent is executed by Holders representing a majority of the outstanding shares of Series C Preferred Stock.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Liquidation Preference multiplied by the number of Conversion Shares that the Holders would have received had they converted each outstanding share of Series C Preferred Stock immediately prior to such Liquidation, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under this Certificate of Designation, for each share of Series C Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders and the holders of the Parity Securities in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Fundamental Transaction or transaction resulting in a Change of Control shall not be deemed a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than forty-five (45) days prior to the payment date stated therein, to each Holder (such payment date, the “Liquidation Date”).

Section 6. Conversion.

a)            Conversions at Option of Holder. Subject to receipt of the Conversion Shareholder Approval, each share of Series C Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date (unless converted earlier pursuant to Section 6(b)) at the option of the Holder thereof, into twenty (20) shares of Common Stock. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series C Preferred Stock to be converted, the number of shares of Series C Preferred Stock owned prior to the conversion at issue, the number of shares of Series C Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers such Notice of Conversion to the Corporation (such effective date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series C Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series C Preferred Stock to the Corporation unless all of the shares of Series C Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series C Preferred Stock, or an affidavit of loss, promptly following the Conversion Date at issue.

b)            Forced Conversion. In the event the Holders of the Series C Preferred Stock have not exercised the Conversion Rights set forth herein within six (6) months of the Effective Date the Series C Preferred Stock shall automatically be converted as if the Holders had exercised their Conversion Rights on the Effective Date.

c)            Effect of Conversion. Shares of Series C Preferred Stock converted into Common Stock in accordance with the terms of this Section 6 shall be canceled and shall not be reissued.

d)            Mechanics of Conversion.

i)            Delivery of Certificate upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates representing the Conversion Shares which, on or after the earlier of (i) the six (6)-month anniversary of the Original Issue Date or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions representing the number of Conversion Shares being acquired upon the conversion of the Series C Preferred Stock. On or after the earlier of (i) the six (6)-month anniversary of the Original Issue Date or (ii) the Effective Date, the Corporation shall use its best efforts to deliver any certificate or certificates required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

ii)           Failure to Deliver Certificates. If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, to rescind such Notice of Conversion, in which event the Corporation shall promptly return to the Holder any original Series C Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Common Stock certificates issued to such Holder pursuant to the rescinded Notice of Conversion.

iii)          Obligation Absolute; Partial Liquidated Damages. Subject to Section 6(d), the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series C Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of its Series C Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason. The Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. Nothing herein shall limit a Holder’s right to pursue actual damages and all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to obtain damages pursuant to any other Section hereof or under applicable law.

iv)          Compensation for Buy-In on Failure to Timely Deliver Certificates upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable certificate or certificates by the Share Delivery Date pursuant to Section 6(c)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue and that were sold multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series C Preferred Stock equal to the number of shares of Series C Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series C Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series C Preferred Stock as required pursuant to the terms hereof. Notwithstanding anything contained herein to the contrary, if the Corporation is required to make payment in respect of a Buy-In for the failure to timely deliver certificates hereunder and, if the Corporation has previously paid such Holder liquidated damages under Section 6(c)(iii) in respect of the certificates resulting in such Buy-In prior to such Buy-In, such amounts paid under Section 6(c)(iii) shall be deducted from the amount to be paid in respect of such certificates pursuant to this Section 6(c)(iv).

v)           Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series C Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Merger Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Series C Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

vi)          Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series C Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall round up to the next whole share.

vii)         Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of the Series C Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates; provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Series C Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

e)             Conversion Restrictions. In no event shall the Series C Preferred Stock convert into shares of Common Stock prior to the Conversion Shareholder Approval.

Section 7. Certain Adjustments.

a)            Stock Dividends and Stock Splits. If the Corporation, at any time while the Series C Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock or any other Common Stock Equivalents on shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Series C Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then each share of Series C Preferred Stock shall thereafter be convertible into the kind and number of shares of Common Stock or Common Stock Equivalent or, in the case of clause (iv), capital stock in which a holder of the number of shares of Common Stock deliverable upon conversion of the Series C Preferred Stock would have been entitled upon such event had the conversion occurred immediately prior to such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)            Subsequent Equity Sales. If the Corporation sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, then the Corporation shall issue sufficient additional shares of Series C Preferred Stock to each Holder such that the Holders’ aggregate ownership shall be adjusted to the percentage ownership in the Corporation of the holder prior such event.

c)            Subsequent Rights Offerings. If the Corporation, at any time while the Series C Preferred Stock is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to the Holders) entitling them to subscribe for or purchase shares of Common Stock, then the Corporation shall issue an identical rights, options or warrants to acquire Series C Preferred Stock equal to the number of shares of Common Stock that would then be subject to such right, option or warrant.

d)            Fundamental Transaction. If, at any time while the Series C Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one (1) or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one (1) or a series of related transactions(other than the grant of Permitted Liens), (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of fifty percent (50%) or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one (1) or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Corporation, directly or indirectly, in one (1) or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than fifty percent (50%) of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then the Holder shall have the right to receive, for each Conversion Share that would have been issuable (on an “as-if converted” basis) upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Series C Preferred Stock would have been convertible (on an “as-if converted” basis) immediately prior to such Fundamental Transaction. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it may receive upon any conversion of the Series C Preferred Stock (or would have received if it had converted) following such Fundamental Transaction. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of this Section 7(e). Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

e)             Calculations. Subject to Section 6(c)(vi), all calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

f)             Notice to the Holders.

i)            Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to convert its Series C Preferred Stock (or any part hereof) during the twenty (20)-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8. Redemption.

a)            Redemption at the Option of the Holders. In the event that the Conversion Shares Registration Statement is not declared effective by one hundred and eightieth (180th) calendar day following the closing of the transactions contemplated by the Merger Agreement, then each Holder shall have the option, at any time and from time to time, by delivery of a written notice to the Corporation (the “Redemption Notice”), to require the Corporation to repurchase all or any portion of its Series C Preferred Stock at a price per share in cash equal at the average VWAP for the ten (10) consecutive Trading Days ending on the Trading Day that is immediately prior to Redemption Notice multiplied by twenty (20), plus all unpaid and accrued dividends (whether or not declared), (the “Redemption Price”). Such redemption payment shall be payable on a date set forth in the Redemption Notice; provided that such redemption date shall not be earlier than eighteen (18) months following the Original Issue Date. Each Redemption Notice shall state the aggregate number of shares of Series C Preferred Stock to be redeemed.

b)            Redemption by the Corporation. On or after the Effective Date, if the average VWAPs for ten (10) consecutive Trading Days is greater than $1.50 (the “Optional Redemption VWAP”), the Series C Preferred Stock shall become immediately redeemable in whole but not in part at the Corporation’s option, upon five (5) business days’ written notice, for a price per share equal to Redemption Price, and such redemption payment shall be paid within sixty (60) days of the occurrence of the Optional Redemption VWAP. The Series C Preferred Stock shall not be redeemable by the Corporation except as described in this Section 8(b).

c)            Payment of the Redemption Price. In exchange for the surrender to the Corporation by the Holder of the certificate or certificates representing such shares of Series C Preferred Stock pursuant to Sections 8(a) and 8(b) above, the Redemption Price shall be payable in immediately available funds to the applicable Holder and the Corporation shall contribute all of its assets to the payment of the Redemption Price, and to no other corporate purpose, except to the extent prohibited by applicable Nevada law.

Section 9. Miscellaneous.

a)            Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: Chief Financial Officer, facsimile number (212) 206-9112 or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Merger Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section 9 prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section 9 on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)            Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Series C Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c)            Lost or Mutilated Series C Preferred Stock Certificate. If a Holder’s Series C Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series C Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof reasonably satisfactory to the Corporation.

d)            Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e)            Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one (1) or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

f)             Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g)            Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h)            Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i)             Status of Converted Series C Preferred Stock. Shares of Series C Preferred Stock may only be issued pursuant to the Merger Agreement. If any shares of Series C Preferred Stock shall be converted, or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C Convertible Preferred Stock.

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RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation in accordance with the foregoing resolution and the provisions of Nevada law.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designations to be duly executed and delivered in its name and on its behalf, all as of the 24th day of January, 2023.

IDEANOMICS, INC., a Nevada corporation

By:
Name: Alfred Poor
Title: Chief Executive Officer

[Signature Page to Certificate of Designation]

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of Ideanomics, Inc., a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Merger Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Conversion Date:

Number of shares of Series C Preferred Stock owned prior to conversion:

Number of shares of Series C Preferred Stock to be converted:

Number of shares of Common Stock to be issued:

Number of shares of Series C Preferred Stock subsequent to conversion:

Address for Delivery:

Or

DWAC Instructions:

Broker no:

Account no:

[HOLDER]

By:

Name:

Title: